Exhibit to Accompany
Item 77J b
Form N-SAR

ICAP Funds, Inc. the Fund


According to the provisions of Statement of Position
93-2 SOP 93 - 2 Determination, Disclosure and
Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by
Investment
Companies, the Fund is required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at December 31, 2000, reclassifications were recorded to increase
(decrease) paid-in-capital in excess of par by $0, $(1,815,831) and $0; increase (decrease) undistributed net investment income by $67, $(17) and $568; increase (decrease) accumulated net realized loss on investments and foreign currency transactions by $67, $(1,815,848) and $568 for the Discretionary
Equity, Equity and Euro Select Equity Portfolios, respectively.

This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.